Exhibit 4.27

THIRD SUPPLEMENTAL INDENTURE, dated as of March 17, 1998, among TURNER BROADCASTING SYSTEM, INC., a Georgia corporation (the “Company”), TIME WARNER COMPANIES, INC., a Delaware corporation (“TWC”), TIME WARNER INC., a Delaware corporation formerly known as TW Inc. (“TWI”), and THE CHASE MANHATTAN BANK, as successor Trustee (the “Trustee”).

WHEREAS the Company has executed and delivered to the Trustee a Senior Debt Securities Indenture, dated as of May 15, 1993 (including the Company’s Standard Multiple Series Indenture Provisions dated May 15, 1993 incorporated therein by reference) (the “Original Indenture”), as amended from time to time, including by way of the First Supplemental Indenture, dated as of October 10, 1996 (the “First Supplemental Indenture”), among the Company, TWI and the Trustee, the Second Supplemental Indenture, dated as of December 5, 1997 (the “Second Supplemental Indenture”) among the Company, TWC, TWI and the Trustee, and including with respect to each particular series of securities, the terms of such securities established, as contemplated by Section 301 of the Original Indenture, pursuant to the Officers’ Certificate, dated as of July 8, 1993, pursuant to which the Company issued its 8⅜% Senior Notes due 2013, in the principal amount of $300,000,000 (the “8⅜% Notes Certificate”), the Officers’ Certificate, dated as of February 3, 1994, pursuant to which the Company issued its 7.40% Senior Notes due 2004, in the principal amount of $250,000,000 (the “7.40% Notes Certificate”) and the Officers’ Certificate, dated as of February 3, 1994, pursuant to which the Company issued its 8.40% Senior Debentures due 2024, in the principal amount of $200,000,000 (the “8.40% Debentures Certificate” and together with the 8⅜% Notes Certificate and the 7.40% Notes Certificate, the “Certificates”) (the Original Indenture as amended by the First Supplemental Indenture, the Second Supplemental Indenture and the Certificates is herein called “the Indenture”);

WHEREAS TWI has, by way of the First Supplemental Indenture, unconditionally and irrevocably guaranteed the obligations of the Company under the Indenture (the “TWI Guarantee”);

WHEREAS TWC has, by way of the Second Supplemental Indenture, unconditionally and irrevocably guaranteed the obligations of the Company under the Indenture (the “TWC Guarantee”);

WHEREAS Section 901 (9) of the Indenture provides that the Company, when authorized by or pursuant to a Board Resolution, and the Trustee may, without the consent of any Holders, enter into one or more indentures supplemental to the Indenture for the purposes of, among other things, making any provision with respect to matters or questions arising under the Indenture provided that no such change shall adversely affect the interests of the Holders of Securities of any series;

WHEREAS the Company proposes in and by this Third Supplemental Indenture to supplement and amend the Indenture in certain respects as it applies to Securities issued thereunder and TWI desires to unconditionally and irrevocably guarantee all monetary obligations of TWC under the TWC Guarantee (including obligations to the Trustee) and the full and punctual performance within applicable grace periods of all other obligations of TWC under the TWC Guarantee (the “Additional TWI Guarantee”); and

WHEREAS the Company, TWI and TWC have requested that the Trustee execute and deliver this Third Supplemental Indenture and all requirements necessary to make this Third Supplemental Indenture a valid instrument in accordance with its terms and to make the Additional TWI Guarantee the valid and binding obligation of TWI, and the execution and delivery of this Third Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, the Company, TWI, TWC and the Trustee hereby agree that the following Sections of this Third Supplemental Indenture supplement the Indenture with respect to Securities issued thereunder:

SECTION 1.    Definitions.  Capitalized terms used herein and not defined herein have the meanings ascribed to such terms in the Indenture.

SECTION 2.    The Additional TWI Guarantee.  (a)  TWI irrevocably and unconditionally guarantees, to each Holder of Securities (including each Holder of Securities issued under the Indenture after the date of this Third Supplemental Indenture) and to the Trustee and its successors and assigns, (i) the full and punctual payment of all monetary obligations of TWC under the TWC Guarantee (including obligations to the Trustee) and (ii) the full and punctual performance within applicable grace periods of all other obligations of TWC under the TWC Guarantee.

(b)   TWI further agrees that the Additional TWI Guarantee constitutes a guarantee of payment, performance and compliance and not merely of collection.

(c)    The obligation of TWI to make any payment hereunder may be satisfied by causing the Company or TWC to make such payment.

(d)    TWI also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder of Securities in enforcing any of their respective rights under the Additional TWI Guarantee.

SECTION 3.   Effect on Indenture.  Except as expressly modified by this Third Supplemental Indenture, the Indenture and the Securities issued thereunder are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

SECTION 4.   Form of Securities.  The Company shall not be required to prepare and execute, and the Trustee shall not be required to authenticate and deliver in exchange for Outstanding Securities, any new Securities to conform to this Third Supplemental Indenture.

SECTION 5.   Governing Law.  THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS, BUT NOT THE LAWS AS TO CONFLICTS OR CHOICE OF LAW, OF THE STATE OF NEW YORK.

SECTION 6.   Counterparts.  This Third Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

SECTION 7.   Trustee Not Responsible for Recitals.  The recitals therein contained are made by the Company, TWC and TWI and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture.

SECTION 8.   Headings.  The headings of this Third Supplemental Indenture are for reference only and shall not limit or otherwise affect the meaning hereof.

SECTION 9.   Separability.  In case any one or more of the provisions contained in this Third Supplemental Indenture or in the Securities shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Third Supplemental Indenture or of the Securities, but this Third Supplemental Indenture and the Securities shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed by their respective authorized officers as of the date first above written.

TURNER BROADCASTING SYSTEM, INC.,

by:	/s/ Thomas McEnerney
Name: Thomas McEnerney
Title: Vice President

TIME WARNER COMPANIES, INC.,

by:	/s/ Thomas McEnerney
Name: Thomas McEnerney
Title: Vice President

TIME WARNER INC.,

by:	/s/ Thomas McEnerney
Name: Thomas McEnerney
Title: Vice President

THE CHASE MANHATTAN BANK, as Trustee,

by:	/s/ Richard Lorenzen
Name: Richard Lorenzen
Title: Senior Trust Officer